Exhibit 10.32

Capital Increase Agreement For Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.

Date: December 21, 2022

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
    CONTENT

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
Capital Increase Agreement

This Capital Increase Agreement (hereinafter referred to as “this Agreement”) is executed on December 21, 2022, among the following parties in Pudong New District, Shanghai:

1.Beijing E-town Changhou Display Chip Venture Capital Center (Limited Partnership), a limited liability partnership enterprise duly incorporated and validly existing in accordance with Chinese laws (“Capital Contributor I”)
Address: Room D1205 of CATIC Plaza, Beijing BDA Ronghua Road No.15.
Unified Social Credit Code: 91110302MA01FR644U

2.Yangzhou Qizheng Equity Investment Partnership (Limited Partnership), a limited liability partnership enterprise duly incorporated and validly existing in accordance with Chinese laws (“Capital Contributor II”)
Address: Room 2407, Building A, Greenland Center, Jinye Road, Yanta District, Xi’an, Shaanxi
Unified Social Credit Code: 91321011MA27FRF323

3.Jing Xin Ying (Shanghai) Management Consulting Partnership (Limited Partnership), a limited liability partnership enterprise duly incorporated and validly existing in accordance with Chinese laws (“Capital Contributor III” or “ESOP”)
Address: Building C, No. 888, Huanhu West 2nd Road, Lin-gang Special Area of China (Shanghai) Pilot Free Trade Zone
Unified Social Credit Code: 91310000MABT5WANXG

4.Pixelworks Semiconductor Technology Company, LLC, an American limited liability company, registration number 237548-98 (the “Founding Shareholder”)
Address: 16760 SW Upper Boones Ferry Road，Suite 101，Portland, Oregon,97229，USA.

5.Shanghai MTM Equity Investment Fund Partnership (L.P.), a limited liability partnership enterprise duly incorporated and validly existing in accordance with Chinese laws (“MTM”)
Address: 3303-3306, S2, BFC, No.600 Zhongshan Road(E-2), Huangpu District, Shanghai
Unified Social Credit Code: 91310000MA1FL4N12P

6.Hainan Qixin Investment Partnership (Limited Partnership), a limited liability partnership enterprise duly incorporated and validly existing in accordance with Chinese laws (“Hainan Qixin”)
Address: Room A502-27, 5/F, Datong Innovation and Entrepreneurship Maker Space, No. 1, Datong Yiheng Road, Datong Street, Longhua District, Haikou, Hainan Province
United Social Credit Code: 91460107MA7KTMA77P

7.Qingdao MTM Venture Capital Partnership (L.P.), a limited liability partnership enterprise duly incorporated and validly existing in accordance with Chinese laws (“MTM Venture Capital”)
Address: 1006, East Wing, Fenghui Times Building, Taipingqiao Street, Xicheng District, Beijing
Unified Social Credit Code: 91370281MA94CA9U2Q

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
8.Hangzhou Canaan Creative Information Technology Limited, a limited liability company duly incorporated and validly existing in accordance with Chinese laws (“Canaan”)
Address: Room 603-2, 6F, China Resources Building A Shangcheng District, Hangzhou, China
Unified Social Credit Code: 913301040648566680

9.VeriSilicon Microelectronics (Shanghai) Co., Ltd, a joint-stock company duly incorporated and validly existing in accordance with Chinese laws (“VeriSilicon”)
Address: 20F, Zhangjiang Building, 560 Songtao Road, Pudong New area, Shanghai，China
Unified Social Credit Code: 91310115703490552J

10.Ting Xin Lan (Shanghai) Management Consulting Partnership (Limited Partnership), a partnership enterprise duly incorporated and validly existing in accordance with Chinese laws (“Ting Xin Lan”)
Address: Building C, No. 888, Huanhu West 2nd Road, Lin-gang Special Area of China (Shanghai) Pilot Free Trade Zone
Unified Social Credit Code: 91310000MA1H3TK15G

11.Xuan Xin Miao (Shanghai) Management Consulting Partnership (Limited Partnership), a partnership enterprise duly incorporated and validly existing in accordance with Chinese laws (“Xuan Xin Miao”)
Address: Building C, No. 888, Huanhu West 2nd Road, Lin-gang Special Area of China (Shanghai) Pilot Free Trade Zone
Unified Social Credit Code: 91310000MA1H3ULA80

12.Yi Xin Ran (Shanghai) Management Consulting Partnership (Limited Partnership), a partnership enterprise duly incorporated and validly existing in accordance with Chinese laws (“Yi Xin Ran”)
Address: Building C, No. 888, Huanhu West 2nd Road, Lin-gang Special Area of China (Shanghai) Pilot Free Trade Zone
Unified Social Credit Code: 91310000MA1H3U352P

13.Chunhe Hong Kong Limited, a Hong Kong corporation，company number 3054988(“Chunhe HK”)
Address: Rooms 1101-04 38 Gloucester Road Hong Kong

14.Suzhou Saixiang Equity Investment Partnership (Limited Partnership), a partnership enterprise duly incorporated and validly existing in accordance with Chinese laws (“Suzhou Saixiang Investment”)
Address: Room 501, Building 9, Wisdom Valley Area, Taihu Software Industrial Zone, No. 1421 Wuzhong Avenue, Yuexi Street, Wuzhong Economic Development Zone, Suzhou
United Social Credit Code: 91320506MA25JN0B1M

15.Pixelworks Semiconductor Technology (Shanghai) Co., Ltd., a joint stock company duly incorporated and validly existing in accordance with Chinese laws (“Company” or “Target Company”)
Address: 17 Floor No.1 Sandhill Plaza 2290 Zuchongzhi Road, Pudong New District, Shanghai, China
United Social Credit Code: 913100007696958760

Target Company and its direct and indirect subsidiaries shall be respectively or collectively referred to as “Target Group” in this Agreement. The contracting parties of this Agreement shall be respectively referred to as a “Party” or collectively “Parties” in this Agreement.

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
WHEREAS:

1.The Target Company is a limited liability company registered on December 22, 2004 and converted to be a joint stock company on October 10, 2022. The registered capital is RMB 360 million. The Target Company mainly engages in the design, manufacture and sale of visual display processing semiconductors and custom application specific integrated circuits (“ASIC”) solutions for video applications, advanced media processing, and the efficient delivery and streaming of video in the target markets of smartphones, tablets, digital projection systems, high-quality video infrastructure equipment, and over-the-air (OTA) streaming devices (“Main Business”).

2.The preconditions for signing this Agreement in the Investment Framework Agreement signed by Capital Contributor I (or a party designated by Capital Contributor I), Capital Contributor II (or a party designated by Capital Contributor II) and the Target Company on November 9, 2022 and November 2, 2022 respectively have been consummated.

3.The Capital Contributor I agrees to invest in the Target Company with a pre-money valuation of RMB 3.5 billion, intends to subscribe for part of the newly issued shares of the Target Company with an investment of RMB 50 million; The Capital Contributor II agrees to invest in the Target Company with a pre-money valuation of RMB 3.5 billion, intends to subscribe for part of the newly issued shares of the Target Company with an investment of RMB 50 million; The Capital Contributor III agrees to invest in the Target Company with a pre-money valuation of RMB 1.75 billion, intends to subscribe for part of the newly issued shares of the Target Company with an investment of RMB 9.801 million.

4.The Capital Contributors desire to subscribe for certain registered capital newly issued by the Target Company according to the terms and conditions of this Agreement.

NOW THEREFORE, the Parties enter into and perform this Agreement based on equality, voluntariness and consensus:

1. DEFINITION

The terms in bold defined in this Agreement shall have the meaning as defined in this Agreement. In addition, the below terms shall have the following meanings when used in this Agreement:

1.1Transaction Documents shall mean the transaction documents to be executed by relevant Parties in accordance with the laws and the terms of this Agreement for the purpose of this Capital Increase (as defined below), including but not limited to this Agreement, decisions/resolutions, the articles of association of the Target Company as well as the application documents for the industrial and commercial registration.

1.2China shall mean the People’s Republic of China, and for the purpose of this Agreement shall not include Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan Province of the PRC.

1.3Laws shall mean, for any person or entity, any laws, regulations, rules, orders, notices, judgments, rulings, awards, decisions and other forms of documents applicable to such person or entity that are regulatory or

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
legally enforceable issued by any Government Authority or regulatory authority.

1.4Government Authority shall mean the legislative, administrative, judicial, regulatory departments, agencies or committees of China or any other country or region.

1.5Governmental Approval shall mean the approval, permit, consent, authorization issued by the Government Authority or qualification granted by the Government Authority, or registration and filings to be made with the Government Authority.

1.6Intellectual Property Rights shall mean (a) patents, know-how, rights to all of the improvement of the foregoing, rights to apply for patents and extensions, as well as the rights granted by the Chinese Laws or international treaties and conventions; (b) all the trademarks, service marks, logos, trade names and business names, including all the translation, adaptation, derivatives, and the combinations of such items, and including all the goodwill related to such items and all the applications, registrations and extensions of all such items; (c) all the copyright works, copyright and all the related applications, registrations and extensions; (d) all the trade secrets and confidential business information (including database, know-how, formulas, manufacture and production process, technology, technical data, designs, drawings, guidelines, lists of clients and suppliers, pricing and cost information, as well as business and marketing plans and proposals); (e) all the computer programs and software (including data and source and object code and related documents); (f) all the other property rights in connection with the foregoing.

1.7Material Adverse Effect shall mean an effect on the business, assets (including intangible assets), liabilities (whether contingent or otherwise), status (in terms of finance, Laws or otherwise), prospects or operational performance of the Target Group, including but not limited to the core Intellectual Property Rights of the Target Group being announced void by effective judicial documents, the Target Group being sued for the infringement of others’ Intellectual Property Rights and losing as ruled by effective judicial documents, which, individually or in combination with other effects, (a) causes direct economic losses to the Target Group exceeding RMB 10,000,000 in one time or (b) will prevent the Target Company from making the Qualified Listing.

1.8Qualified Listing shall mean an IPO (initial public offering) and listing by the Target Company on the Shanghai Stock Exchange, Shenzhen Stock Exchange or other securities exchange markets.

1.9Related Party shall mean (a) for any person (including a legal person, a non-corporate entity or a natural person), any other legal person, a non-corporate entity or a natural person that is directly or indirectly controlled by such person, or directly or indirectly controls such person or is under common control with such person; and, for the avoidance of doubt (b) for a natural person, the spouse, children, siblings, parents, the parents of the spouse, and the trustee of any trust whose beneficiary or the sole trustee is such natural person or his/her immediate family member, or any entity or company controlled by the foregoing persons shall be deemed to be a Related Party. The foregoing “control” or “controlled” shall mean direct or indirect power of management and decision of a subject to make a

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
legally binding instruction or to compel other parties to make such instruction by virtue of holding voting rights, contracts or otherwise.

1.10Material Contracts shall mean all existing and effective, and the contract amount is not less than RMB 2,000,000 agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which the Target Company is a party or by which it is bound that are material to the conduct and operations of its business and properties.

1.11Working Day shall mean any day other than Saturday, Sunday or legal holidays in China.

1.12Core Staff shall mean the key employees identified by the Target Company and listed in the Appendix as, as of the date of this Agreement, being important to the operation of the Main Business.

1.13Existing Shareholders shall mean the shareholders of the Target Company recorded in the company registry prior to signing this Agreement.

1.14Capital Contributor：Capital Contributor I, Capital Contributor II, Capital Contributor III will be separately referred to as “Capital Contributor” and collectively referred to as “Capital Contributors” herein；Capital Contributor III also be referred to as employee stock ownership platform (“ESOP”).

2. CAPITAL INCREASE

2.1Shareholding structure prior to the Capital Increase. All parties confirm that, as of the date of signing this agreement, the equity structure of the Target Company is shown in the following table (for the avoidance of doubt, the shareholding ratio in this Agreement and other transaction documents is calculated based on the amount of shares held by each shareholder. In case of any discrepancy between the amount of shares held by each shareholder and the shareholding ratio, the amount of shares held by each shareholder shall prevail):

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.

Shareholder Name	Amount of shares held by each shareholder (Unit: Share)	Shareholding Percentage (%)
PIXELWORKS SEMICONDUCTOR TECHNOLOGY COMPANY, LLC（US）	291,125,303	80.8681
Shanghai MTM Equity Investment Fund Partnership (L.P.)	16,929,577	4.7027
Hainan Qixin Investment Partnership (Limited Partnership)	9,281,249	2.5781
Qingdao MTM Venture Capital Partnership (L.P.)	7,524,289	2.0901
Xuan Xin Miao (Shanghai) Management Consulting Partnership (Limited Partnership)	7,336,275	2.0379
Yi Xin Ran (Shanghai) Management Consulting Partnership (Limited Partnership)	6,586,139	1.8294
Beijing E-town Changhou Display Chip Venture Capital Center (Limited Partnership)	5,643,289	1.5676
Chunhe Hong Kong Limited	4,560,769	1.2669
Hangzhou Canaan Creative Information Technology Limited	3,762,000	1.0450
VeriSilicon Microelectronics (Shanghai) Co., Ltd	3,762,000	1.0450
Ting Xin Lan (Shanghai) Management Consulting Partnership (Limited Partnership)	2,926,609	0.8129
Suzhou Saixiang Equity Investment Partnership (Limited Partnership)	562,501	0.1563
Total	360,000,000	100

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.

2.2Capital Increase. Capital Contributor I shall pay RMB 50 million to subscribe for the shares issued by the Target Company in the amount of 5,142,857, then, Capital Contributor I will totally hold 2.8972% of the equities of the Target Company; Capital Contributor II shall pay RMB50 million to subscribe for the shares issued by the Target Company in the amount of 5,142,857, then, Capital Contributor II will hold 1.3814% of the equities of the Target Company; Capital Contributor III shall pay RMB 9.801 million to subscribe for the shares issued by the Target Company in the amount of 2,016,206, then, Capital Contributor III will hold 0.5415% of the equities of the Target Company. The above are collectively referred to as this capital increase (“Capital Increase”). The amount that the Capital Contributors pay to subscribe for the Capital Increase shall be referred to as “Subscription Price”. The portion of the Subscription Price that exceeds the increased registered capital of the Target Company shall be reserverd as capital premium of the Target Company.

Subscription Price shall be used for the technical research and development, production and sales related to the existing and future chip products of the Target Company, and to supplement the working capital required for the daily operation of the Target Company.

2.3Shareholding structure after the Capital Increase. As for the Capital Increase, the Existing Shareholders hereby expressly waive their pre-emptive rights and all other rights under the Laws or contractual arrangement (if applicable). The shareholding structure after completion of the Capital Increase is set forth below:

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.

Shareholder Name	Amount of shares held by each shareholder (Unit: Share)	Shareholding Percentage (%)
PIXELWORKS SEMICONDUCTOR TECHNOLOGY COMPANY, LLC（US）	291,125,303	78.1960
Shanghai MTM Equity Investment Fund Partnership (L.P.)	16,929,577	4.5473
Beijing E-town Changhou Display Chip Venture Capital Center (Limited Partnership)	10,786,146	2.8972
Hainan Qixin Investment Partnership (Limited Partnership)	9,281,249	2.4929
Qingdao MTM Venture Capital Partnership (L.P.)	7,524,289	2.0210
Xuan Xin Miao (Shanghai) Management Consulting Partnership (Limited Partnership)	7,336,275	1.9705
Yi Xin Ran (Shanghai) Management Consulting Partnership (Limited Partnership)	6,586,139	1.7690
Yangzhou Qizheng Equity Investment Partnership (Limited Partnership)	5,142,857	1.3814
Chunhe Hong Kong Limited	4,560,769	1.2250
Hangzhou Canaan Creative Information Technology Limited	3,762,000	1.0105
VeriSilicon Microelectronics (Shanghai) Co., Ltd	3,762,000	1.0105
Ting Xin Lan (Shanghai) Management Consulting Partnership (Limited Partnership)	2,926,609	0.7861
Jing Xin Ying (Shanghai) Management Consulting Partnership (Limited Partnership)	2,016,206	0.5415
Suzhou Saixiang Equity Investment Partnership (Limited Partnership)	562,501	0.1511
Total	372,301,920	100

2.4Closing. After all the pre-closing conditions under Article 2.7 under this Agreement are fully met or waived, every Capital Contributor shall pay all the Subscription Price to the designated bank account by the Target Company respectively (“Closing”). The payment obligations of the Capital Contributors under this Agreement are separate and non-joint. The Target Company shall, on the second working day after each Capital Contributor performs its settlement obligations, deliver to each Capital Contributor the paid in capital contribution certificate and the register of

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
shareholders confirming that each Capital Contributor has completed its paid in capital contribution obligations, and affix the official seal of the Target Company.

Within five (5) working days after the Closing, the Target Company shall file the change of registration and filing with local administration (SAMR) and commission of commerce for this Capital Increase (including the registered capital, shareholder, equity ratio and and the amendment of the articles of association in SAMR and the corresponding filing with the commission of commerce). The Target Company shall, within five (5) working days after completing the change of the registration and receiving the updated business license, deliver a copy of the updated business license stamped with the official seal of the Target Company to the Capital Contributors.

2.5Account to receive payment. The account information for the Target Company to receive the Subscription Price from the Capital Contributors under this Agreement shall be informed by the Target Company at least five (5) working days before the Closing.

2.6Good faith cooperation. The Target Group and the Founding Shareholder undertake that from the execution of this Agreement till theClosing, they shall collaborate with the Capital Contributors in good faith to facilitate the completion of the Capital Increase, and:

(1)To operate normal business: the Target Group shall maintain its business in its normal course of business in a manner consistent with applicable laws, and ordinary and prudent course of business and make a reasonable effort: (1) to maintain the integrity of the business organization, (2) to maintain the relationship with third parties (including suppliers, customers, etc.), (3) to maintain the labor relationship with the Core Staff, (4) to maintain the current conditions of all the assets and property owned or used by the Target Group (except for normal operation and loss), and (5) to maintain and update the registered Intellectual Property;

(2)To provide reasonable materials: during normal working hours, the Target Company shall provide materials concerning the Target Group reasonably requested by Capital Contributors and its representatives, including but not limited to provision of the Target Group’s accounts, contracts, technical information, personnel information, management information and other documents to the attorneys, accountants and other representatives appointed by the Capital Contributors.

(3)To maintain timely communication: the Target Company shall inform the Capital Contributors in writing immediately but in no event later than three (3) working days after the occurrence of any of the following events and discuss with the Capital Contributors the impact on the Target Group of such event to facilitate the stabilized operation of the Target Group:

(A)the Target Group believes a change in the capital, finance, assets, liabilities, business, prospects or operational aspects is likely or is reasonably expected to result in a Material Adverse Effect;

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
(B)Any matters that may cause the Target Group or Founding Shareholder to materially breach any representations, statements and warranties or other provisions under this Agreement.

(C)the Target Group enters into an agreement involving the supply, sale and research and development of products that contains terms that are beyond the scope of normal negotiation based on common business judgment and are extremely unfair without reasonable commercial cause for interpretation;

(D)the failure of any Governmental Approval for every entity of the Target Group (if applicable).

2.7Prerequisite for Closing. After this agreement is executed and the following conditions are fully met or Capital Contributor has waived in writing (no joint exemption is required and the effect is limited to the exempt party), each party shall make the Closing of capital increase in accordance with the provisions of this agreement:

(1)The Target Company has submitted to the Capital Contributors the following:

(A)the resolution of the shareholders' meeting signed by all Existing Shareholders of the Target Company and the board of directors' resolution signed by the existing board of directors of the Target Company regarding the Capital Increase () (including approval of the amendment of the articles of association of the Target Company for this Capital Increase).

(B)Pixelworks, Inc. (“PXLW”), the owner of the Founding Shareholder, has passed board resolution approving the Capital Increase.

(C)and all Governmental Approvals to be obtained by the Target Company or other permits, authorizations or consents from third parties and that should be obtained regarding the Capital Increase, with the implementations of announcements and legal procedures (Except for the industrial and commercial changes that need to be handled as a result of this capital increase and filing or approval from State Administration for Market Regulation (SAMR), the Commission Commerce, Administration of Foreign Exchange and/or the Banks).

(2)The Existing Shareholders expressly waive the preemptive right and all other similar rights entitled according to the law or the contracts (such waivers can be made including in the foregoing resolution of the shareholders’ meeting);

(3)The Capital Contributors have completed due diligence on the Target Group in terms of law, finance, management, technology, Intellectual Property rights and licenses, and expressed satisfaction with the results;

(4)The representations and warranties of Target Company and the Existing Shareholders under this Agreement were true, integrated and correct at the time they were made and remain true, integrated and

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
correct to the date of payment of the capital increase by the Capital Contributors.

(5)There are no changes which will have Material Adverse Effect.

(6)There are no claims against the Target Group or Founding Shareholder, or claims that have arisen or are known to be likely to arise with respect to the Target Group or Founding Shareholder, and which are intended to limit the transactions under this Agreement, or to materially alter the terms or conditions of this Agreement, or which may render the consummation of the transactions under this Agreement unattainable or unlawful to proceed, or which may have a Material Adverse Effect on the Target Group.

(7)No Government Authorities have made, issued, promulgated, enforced or passed any law or governmental orders that would render the transactions under this Agreement unlawful or restrict or prohibit the transactions under this Agreement.

2.8Closing day. No later than the fifth working day after all the Closing preconditions listed in Article 2.7 of this Agreement are met or be waived.

2.9Document Format. The Target Company make covenants that all documents submitted by the Target Group for the completion of pre-closing conditions to the Capital Contributors must be provided with originals stamped with the cross-page seal by the Target Company if they are agreements.

2.10Commitments after the closing. The Target Company and the Founding Shareholder agree to complete the following after the Closing：No Governmental Authorities have made, issued, promulgated, enforced or passed any law or governmental orders that would render transactions under this Agreement unlawful or restrict or prohibit the transactions under this Agreement.

3. SPECIAL RIGHTS FOR THE CAPITAL CONTRIBUTORS
3.1    Right to know financial information. After the closing date, during the period when Capital Contributors hold the equity of the Target Company, the Target Company shall provide the Capital Contributors with the financial information required by the Capital Contributors within a reasonable range.

3.2    Right to request for return of the change of Target Company. After the completion of this Closing, in the event of a change in control of Target Company that closes prior to Target Company filing an application for a Qualified Listing (the “Listing Application”), each Capital Contributor would be entitled to a minimum return of 10% on the amount paid for the shares it purchased through this transaction, payable in cash by the Founding Shareholder from the proceeds of the change in control following the closing of that transaction. If the return on the change in control is 10% or more, this right would not apply.

3.3    Article 3.1, Article 3.2 hereof and other special rights of the shareholders under this Agreement and its related documents (if any) shall terminate automatically as from the filing date of the Target Company’s Listing Application. No notice or consent of either party is required for such

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
termination. Such termination is irrevocable and irrecoverable, and there is no conditional termination, nor is there any provision for restoring the effectiveness or such similar arrangement.

4. REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS
4.1    Representations and warranties of each Party. Each Party of this Agreement shall undertake to other Parties severally and not jointly that, as of the date of this Agreement:

(1)Such Party is an entity duly incorporated, validly existing and in good standing under the applicable laws of the jurisdiction of such entity;

(2)Under applicable pertinent Laws, such Party possesses all the power, authorization and approval necessary to enter into this Agreement and to perform every obligation under this Agreement, including all the internal resolutions and authorization, and such Party has obtained (or does not need to obtain) all the external approvals, registration, assessment, filings, consent and notification from relevant government authorities, regulatory authorities, financial institutions, or other types of third parties required by the Laws or contracts, including but not limited to state-owned assets, financial regulatory, foreign investment approvals and so forth;

(3)The representative of such Party signing this Agreement is duly authorized to sign this Agreement and this Agreement shall constitute a legal, effective, binding and enforceable obligation of such Party under the terms of this Agreement upon execution of this Agreement;

(4)As of the date of this Agreement, all the Existing Shareholders have fully paid their subscribed registered capital and made full payment of the price to subscribe such registered capital.

4.2    Representations and warranties of the Target Group. In addition to the representations and warranties set forth in Article 4.1 of this Agreement, the Target Group represent and warrant to Capital Contributors that (except for the exceptions set forth in relevant representations and warranties, and facts that do not cause a Material Adverse Effect), as of the date of this Agreement:

(1)The Target Group is a company duly incorporated and validly existing under the laws of its place of incorporation and possesses all the Governmental Approvals necessary to carry out the current business (only limited to those applied in the name of the Target Group) which have full effect. In the meantime, the Target Group has not violated such Governmental Approvals in all material aspects and has the full corporate rights and authorization necessary to carry out its ongoing Main Business.

(2)For this Capital Increase, the Target Group has obtained all applicable government approvals, approvals and consents (including the registration jurisdictions of the entities within the group), and abides by the articles of association and relevant laws and regulations of their respective registration jurisdictions.

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
(3)All the information or data provided to the Capital Contributors for the determination of the Capital Increase is true, correct and accurate and is not misleading in all the substantial and material aspects and does not have any material omission.

(4)The Target Group does not have any irregular adjustment of sale and expense policies to inflate sale and profits.

(5)The Core Staff have no significant personal integrity issues.

(6)The Target Company has not (a) seriously violated the provisions of the law, (b) seriously violated the approval of relevant government authorities, (c) violated the provisions of its articles of association, or (d) failed to perform or abide by any important obligation, agreement, commitment or condition in any contract to which it is a party or binding on it or any of its properties. The Target Company has not received any notice of such breach, violation or omission.

(7)Unless the Existing Shareholders and the Capital Contributors reach an agreement, prior to completion of the registration of the Capital Increase with local administration, the Target Group shall not allocate undistributed profits. Such undistributed profits shall be shared by all the shareholders of the Target Company according to the shareholding percentage of the Target Company based on the capital then held and actually paid up after completion of the registration of the Capital Increase with local administration.

(8)The Target Group has the legal ownership and/or rights to use any main non-fixed assets, fixed assets, Intellectual Property Rights or other intangible assets owned, held or used by the Target Group (“Company Assets”). The Target Group has all necessary Company Assets for Main Business and there are no mortgage, pledge, or other security rights on any such Company Assets. The following has not occurred to the Company Assets: (i) any trust or similar arrangement of any Company Assets, or (ii) seizure, detention, freezing or compulsory transfer measures taken by any judicial or administrative department, or (iii) any major conditions likely to affect the rights and interests of the Target Group on the Company Assets or major conditions that result in any third party to directly or indirectly obtain rights and interests of any Company Assets, except for events in the normal course of operation of the Target Group.

(9)The patents, trademarks, service marks, trade names, copyrights, software rights, domain names, know-how, design rights and invention, licenses and other Intellectual Property Rights owned or used by the Target Group are in compliance with the provisions of the Chinese Laws or the applicable countries’ Laws. The Target Group has been diligent in maintaining the effect of the Intellectual Property Rights owned by the Target Group.

(10)The provisions of this Agreement for this Capital Increase do not violate the articles of association or other forms of corporate documents of the Target Group or the Laws applicable to the Target Group. The provisions of this Agreement do not release any third party’s obligations or grant any rights to any third party (including any right of termination, priority or other options), except as otherwise set forth in this Agreement.

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
(11)All of the Material Contracts are valid, subsisting, in full force and effect and binding upon the Target Company. The Target Company is not in default or breach under any of the Material Contracts. The Target Company has not received from any other party any written notice regarding a violation or breach of, or default under, or intention to early terminate, any Material Contract. Consummation of the transactions contemplated by this Agreement will not (and will not give any other party a right to) terminate or modify any rights of, or accelerate or augment any obligation of, any company of the Target Groupunder any Material Contract, or any warranty or other limitation of rights arising therefrom.

(12)The Target Group does not have outstanding liabilities and legal obligations that may seriously affect the contemplated transaction under the terms and conditions of this Agreement.

(13)The Target Group does not have any material or contingent liabilities that are not disclosed to the Capital Contributors, including but not limited to provision of any forms of warranty or guarantees by the Target Group to any entity and natural person.

(14)The principal financial system, books, management, use of voucher and invoice as well as tax reporting and withholding and prepayment of the Target Group are in compliance with applicable financial and tax Laws and regulations. There is no public investigation or penalty due to tax arrears, delay in tax payment, tax evasion, tax fraud or other breach of tax Laws and regulations. The Target Company has the internal financial system which ensures that: (a) any transaction conducted is based on general or special authorization of management; (b) any transaction shall be recorded based on Chinese Generally Accepted Accounting Principles to prepare financial statements; (c) obtaining assets based on general or special authorization of management; (d) the Target Company shall reasonably compare the bookkeeping assets with the existing assets on a regular basis and make appropriate adjustments to the difference; and (e) the Target Company shall prepare and keep books of account, records and accounts, and the content of those can accurately and fairly reflect the transactions and disposal of the assets.

(15)There are no significant liabilities, debts or unpaid fees or tax of the Target Company due to materially breach of the Chinese Law on labor and employment (including but not limited to labor contract, salary, working time, social insurance, housing fund contributions).

(16)The Target Group has not been subject to a public investigation and penalty by any government environmental departments for environmental violations. There is no actual or expected liability, obligation or duty against the Target Group for its violation of environmental Laws or under environmental Laws that results in ongoing claims, legal actions or litigation or investigation.

(17)The Target Group has not bribed a counterpart entity or individual for sale or purchase of goods by means of property or otherwise, or provided any property or other benefit to Government Authorities and government officials to influence the Government Authorities’ decisions. The Target Group has not been subject to a public

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
investigation and penalty by any judicial departments for violation of anti-commercial bribery Laws and regulations.

(18)The Target Company has signed labor contracts with all its employees; all the Core Staff has signed confidentiality agreements, Intellectual Property protection agreements. No Core Staff hold posts or shares in entities that compete with the Main Business of the Target Company.

(19)There is no ongoing litigation, administrative penalty, administrative reconsideration, appeals and other legal procedures instituted by or against the Target Group or related to the Target Group. There is no undisclosed legal liability or obligation that the Target Group is subject to but has not fulfilled based on the judgments, awards or decisions rendered by the court, arbitration agency or other judicial and administrative departments.

From the date of signing of this agreement to the closing date, except for the implementation of the Capital Increase, the Target Company will not take any of the following actions:

(A)To terminate operation of the current business or alter any part of the current business of the Target Company;

(B)Selling or disposing of all or most of the intangible assets or assets of the Target Company; through any incentive plan or granting any options for capital increase, capital reduction, equity changes (except for matters that meet the preconditions for delivery under this agreement), the Target Company attracts any investment other than this Capital Increase or obtain any investment commitment to change the form of the Target Company;

(C)To create or permit the generation or issurance of any debts or burden of rights that consititute guaranty, lien, mortgages or other encumbrances to all or any reputation, assets or rights of the Target Company, except as may be necessary to conduct the Main Business;

(D)To sale, transfer, license, mortgage, set any encumbrance or dispose any trademarks, patents, copyrights or other intellectual properties of the Target Company in other ways, except as may be necessary to conduct the Main Business;

(E)To approve the transfer of the Target Company except for fulfilling this Agreement; to transfer any direct or indirect interest of the Target Company except for the purpose of its daily operation.

(20)Based on the reasonable judgment of the Target Group, the documents, statements and information likely to have a significant impact on the ability of the Capital Contributors to fully perform the obligations under this Agreement or the willingness of the Capital Contributors to conclude this Agreement has been fully disclosed to the Capital Contributors. All the documents, statements and information regarding the Capital Increase and the Main Business of the Target Company provided by the Target Company to the Capital Contributors or its attorneys, accountants and other representatives

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
are true, accurate, complete and not misleading in all material aspects.

4.3    Timely notice. The Target Company undertakes that, if they become aware of any circumstance that renders any representation and warranty under the above paragraph 4.2 converted into untrue, inaccurate or misleading in any material aspects, they shall immediately notify the Capital Contributors in writing.

4.4    Undertakings of the Target Group. The Target Group undertakes to the Capital Contributors that after Closing (except for circumstance unlikely to cause a Material Adverse Effect):

(1)The Target Group shall make its best effort to obtain all the environmental approvals required under all the environmental protection Laws, regulations, ordinances and rules (including but not limited to the environmental impact assessment, environmental completion acceptance and all the pollutant discharge permit of any construction projects), and shall comply with such environmental permits and all the requirements of the environmental protection Laws, regulations, ordinances and rules.

(2)The patents, trademarks, service marks, trade names, copyrights, software rights, domain names, know-how, design rights and invention, license and other Intellectual Property Rights owned or used by the Target Group in the future shall conform to the Chinese Laws or the applicable countries Laws.

(3)Except for being waived by Capital Contributors and until the date of the Qualified Listing, within two (2) years after the end of holding equities in the Target Company, the Founding Shareholder shall not: (a) own or manage a controlling interest in any business that is competitive with the Main Business of the Target Company (“Competitive Business”); (b) Own, manage, control, and invest in competitive businesses ；(c)induce, persuade, or solicit any customers to terminate the service relationship with the Target Company; or (d) assist others to conduct any of the above events. The scope of the above Competitive Business shall be adjusted in accordance with the adjustment of the future Main Business of the Target Company. The foregoing restrictions do not apply after the Qualified Listing.

(4)Target Company operates legally and compliantly after the closing date, and abides by taxation, finance, social security, labor, and other relevant applicable laws and regulations.

4.5    Representations and warranties of the Capital Contributors. Each of the Capital Contributors separately and not jointly undertakes to the Founding Shareholder and the Target Group which is not joint and several that:

(1)The Capital Contributor has completed the equity investment fund registration (if necessary) before the Target Company applies for a Qualified Listing in the manner as required by applicable Chinese Laws or regulatory authorities. If the ultimate beneficial owner of the Capital Contributor fails to complete the equity investment fund registration (if necessary) to the result that the process of the Qualified Listing of the Target Company is affected, the Capital Contributor shall take all the remedial measures to promptly

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
complete the registration to eliminate the obstacle of the qualified Qualified Listing of the Target Group resulting therefrom.

(2)The Capital Contributors or its partners, shareholders or all of its ultimate investors are not civil servants or other persons prohibited or restricted from investment under the Chinese Laws, regulations, ordinances or policies; The Capital Contributors or its partners, shareholders, or every level of its retrospective penetrating subjects comply with the Laws and regulations as well as the regulations of the securities exchange commission concerning the shareholders of a Pre-IPO enterprise.

(3)The Capital Increase by the Capital Contributors into the Target Company complies with the Chinese relevant laws, regulations, ordinances and policies. The Capital Contributors are not affiliated with the staff of the agencies for the IPO of the Target Company and does not have any other contractual arrangement concerning the investment of the Target Company.

(4)After the Capital Contributors invest in the Target Company, during the preparation of the IPO in the domestic securities market of the Target Company, the Target Company is entitled to carry out legal, financial and operational due diligence towards the Capital Contributors within the necessary scope according to the requirements of the relevant laws. The Capital Contributors shall provide a complete set of relevant valid materials within a reasonable period of time as requested by the Target Company. If, based on relevant Laws and regulations of the securities exchange commission, there is a significant obstacle or a Material Adverse Effect posed to the IPO of the Target Company due to the Capital Contributors’ reasons (including but not limited to existence of contractual private equity funds, asset management plans or trust schemes among the Capital Contributors or their partners, shareholders, or every level of its retrospective penetrating subjects), the Capital Contributors shall eliminate such obstacle or negative impact within the time period reasonably proposed by the agencies in the IPO project of the Target Company. In the event that the Capital Contributor(s) fails to eliminate such obstacle or negative impact within the foregoing reasonable period, the Capital Contributor(s) undertakes to transfer the equities of the Target Company held by itself to a qualified third party meeting the IPO requirements of the Target Company within the time period reasonably proposed by the agencies in the IPO project of the Target Company.

(5)The Capital Contributors shall strictly enforce any warranty and representation under Article 4.5. In the event of violation of any warranty and representation which results in any losses suffered by the Target Company, the Capital Contributors shall compensate and hold the Target Company harmless, and such compensation shall restore the Target Company to a state where relevant warranty or representation is not breached.

5. CONFIDENTIALITY AND EXCLUSIVITY
5.1    Scope of confidentiality. The terms and details relevant to this Agreement and its appendix (including all the provisions such as the existence of this

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
Agreement and any relevant Transaction Documents) are confidential information which each party of this Agreement shall not disclose to any third party, except as otherwise provided.

5.2    Confidentiality obligations. Each Party shall strictly keep confidential of any proprietary or private or confidential data and materials (i) concerning the Target Group and the Main Business, or (ii) belonging to other parties, or (iii) disclosed to it by other Parties at any time or disclosed to it for the negotiation of this Agreement or for the establishment or operation of the company and relevant information of this Agreement (“Confidential Information”), and shall not disclose such Confidential Information to any third parties or persons other than each Party of this Agreement, the Target Group, professional advisers and relevant Government Authorities . In particular, PXLW, as a U.S. listed company is, not subject to Article 5.2 if it is required to disclose to the public this agreement or the relevant information of this capital increase transaction under the U.S. federal or Oregon state laws and regulations within a reasonable and necessary range.

5.3    Permitted disclosure. Notwithstanding the foregoing, each Party is entitled to disclose the Capital Increase transaction and its Transaction Documents within a reasonable and necessary scope to its affiliates, shareholders, current and potential investor, senior management or employee, provided that the person or agency that becomes aware of the information has agreed to keep the Confidential Information confidential and the disclosing party assumes and undertake joint and several liability for the confidential obligation of the information receiving party.

5.4    Exceptions. The information disclosed in the following circumstances is not subject to the foregoing restrictions:

(1)Disclosure or use required by the Chinese Laws or any regulatory authorities;

(2)Disclosure or use mandated by any judicial proceeding arising from this Agreement or any other agreements made under this Agreement or reasonable disclosure of relevant matters to tax authorities;

(3)Disclosure to professional advisers of each Party. However, each Party shall require such professional advisers to comply with this provision relating to such Confidential Information as if they were a party to this Agreement;

(4)The information has become public without any breach of confidentiality obligations;

(5)The information has been approved to be disclosed or used in writing by all the other Parties of this Agreement.

If the Confidential Information is disclosed for the reasons set forth in the above paragraphs (1) and (2), the disclosing party shall discuss with other parties for the disclosure and submission of relevant information in a reasonable period of time before the disclosure or submission of the information, and shall require the receiving party to keep confidential of the disclosed or submitted information under such circumstances to the extent possible.

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
6. FORCE MAJEURE

6.1    Force majeure. In the event of a pandemic, earthquake, war, any act or omission of the government, government injunction or an incident that cannot be foreseen, prevented, avoided, controlled by other Parties to this Agreement such that the Parties cannot perform this Agreement, the affected party may be exempted from its liabilities if it has exercised reasonable and prudent duty of care; if this Agreement cannot be performed/continue to be performed due to a force majeure event, the affected party shall take reasonable measures to eliminate and prevent further expansion of losses.

7.    LIABILITY FOR BREACH OF THE AGREEMENT

7.1    Liability for breach of the Target Group. The Target Group agrees with regard to the following matters, the Target Group shall indemnify, defend, and hold the Capital Contributors harmless from, any economic damage, loss, claim, litigation, payment request, judgment, settlement, taxation, interest and expense (including but not limited to reasonable attorney’s fees) (however, any loss of proceeds or expected proceeds of the Capital Increase and loss or expected losses of the Capital Increase is expressly excluded) suffered or incurred by the Capital Contributors, or brought by a third party against and suffered or incurred by the Capital Contributors or their Related Parties, directors, partners, shareholders, employees, agents and representatives (“Indemnified Persons”) (The foregoing claims by a third party shall be confirmed by an effective judicial judgment, and the Target Group shall be provided with a written notice in advance with a reasonable period of time so that the Target Group has an opportunity to effectively participate in any such judicial proceeding to state the opinions, provide evidence and response. Further, any damages determined by mediations, settlements and other non-mandatory awards shall have been approved by the Target Group in writing before mediations and settlements):

The Target Group breaches any representation, warranty, undertaking, covenant or obligation under this Agreement (except for cases those are not considered as violations according to the relevant provisions).

If the Target Group materially breaches the relevant representations, warranties, covenants, undertakings or obligations under this Agreement, the Capital Contributors shall have the right to pursue the Target Group for breach of contract as stipulated in Article 7.1 of this Agreement.

7.2    Costs for protection of rights. Each Party agrees that, in the event that a non-breaching party pursues a breach of contract against the breaching party due to breach of this Agreement by the breaching party, such non-breaching party shall be entitled to require the breaching party to compensate the costs incurred by the non-breaching party for protection of rights to pursue breaching liabilities, including but not limited to reasonable attorney’s fees, notary fees, appraisal fees, and assessment fees and so forth.

8.    EFFECTIVENESS, SUPPLEMENT, AMENDMENT AND TERMINATION OF THE AGREEMENT

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
8.1    Effectiveness, supplement and amendment. This Agreement shall take effect upon signing (in case of a natural person) and stamping (where it is not a natural person) of the Parties of this Agreement. The appendix of this Agreement shall be an integral part of this Agreement and shall supplement this Agreement with equal legal effect. Where the appendix of this Agreement is in conflict with the text of this Agreement, the text of this Agreement shall prevail and shall be amended accordingly. This Agreement may be amended or changed after the Parties to this Agreement reach consensus. Any amendment or change shall be made in writing and shall be signed (in case of a natural person) and stamped (where it is not a natural person) of the Parties of this Agreement.

8.2    Termination. This Agreement shall be terminated in the following manner (for the avoidance of doubt, each Party agrees that, regardless of the provisions of the Laws or contract, this Agreement shall not be terminated for any other reasons):

(1)The Parties to this Agreement shall mutually terminate in a written agreement and determine the effective date of termination;

(2)In the event that the Founding Shareholder and/or the Target Group is in serious breach of the representations, warranties, covenants, undertakings and obligations under this Agreement which results in a Material Adverse Effect and renders the purpose of entering into this Agreement by the Capital Contributor impossible, and if the Founding Shareholder and/or the Target Group fails to take effective remedial measures within thirty (30) Working Days from the receipt of the remedial notice from the Capital Contributor, the Capital Contributor is entitled to notify all the other Parties in writing to terminate this Agreement and shall specify the effective date of termination in such written notice (such date shall not be earlier than ten (10) Working Days from the date when such notice is sent);

(3)This Agreement is terminated by the parties with a termination right in accordance with the conditions and procedures set forth in Article 8.2.

8.3    Effect of termination. In the event that this Agreement is terminated in accordance with the foregoing Article 8.2(1), except as otherwise stipulated by all the Parties at that time, each Party of this Agreement shall return the consideration under this Agreement received from the other Parties based on the principles of fairness, reasonableness, and honesty and restore to a state at the point of execution of this Agreement to the extent possible.

In the event that this Agreement is terminated according to Article 8.2(2) under this Agreement, the Founding Shareholder shall pay the compensation. The compensation shall be the actual loss that can be proved by the Capital Contributor.

9.    APPLICABLE LAW AND DISPUTE RESOLUTION

9.1    Applicable Law. The conclusion, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by and construed in accordance with the Chinese Laws. However, if the published Chinese Laws do not address specific matters related to this Agreement, reference shall be made to the common international business practice to the extent permitted by the Chinese Laws.

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.

9.2    Arbitration clause. All disputes arising from or in connection with the performance of this Agreement shall be settled through friendly consultation. If any dispute cannot be resolved within fifteen (15) days, any party may submit such dispute to the Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules of the Commission then effective. The arbitral tribunal consists of three (3) arbitrators appointed in accordance with the arbitration rules. The applicant shall appoint one arbitrator and the respondent shall appoint one arbitrator. The third arbitrator shall be appointed by the aforesaid two arbitrators or designated by the Shanghai International Economic and Trade Arbitration Commission. The arbitration language is Chinese. The arbitral award is final and binding on all the Parties.

9.3     Continuance of performance. During the dispute resolution, each Party shall continue to enjoy other respective rights under this Agreement and continue to perform relevant obligations under this Agreement.

10. MISCELLANEOUS

10.1    Adjustment of law. After this Agreement takes effect, if new Laws, regulations, or ordinances are promulgated or the current Laws, regulations, or ordinances are amended or interpreted such that the economic interest of any Party or any plan set forth in this Agreement is affected by the Material Adverse Effect, each Party shall enter into negotiation immediately and make the best effort to maintain the economic interest that each Party is entitled to under this Agreement, or shall continue to make adjustment necessary to enforce the affected plans, such adjustment shall not be less than the interest each Party is entitled to or the plan to be executed before such Laws, regulations and ordinances are promulgated, amended or interpreted.

10.2    Transfer of this Agreement. Any Party shall not transfer the rights and/or obligations under this Agreement without other Parties’ prior written consent. This Agreement shall be binding on each Party of this Agreement, its respective successors and permitted assigns and the benefit shall inure to all such Parties.

10.3    Severally but not jointly. Each Capital Contributor shall have separate rights and obligations with respect to this Agreement, and the obligations and liabilities of each Capital Contributor under this Agreement shall be separate and not joint and several, and each Capital Contributor shall not be deemed to form a joint venture or other affiliated relationship by reason of the execution and performance of this Agreement. Any waiver by any of the Capital Contributor of its rights or the release or termination of this Agreement shall be effective only to the extent of such party's rights and obligations and shall not constitute a waiver by the other Capital Contributors of their rights or a release or termination of this Agreement.

10.4    Severability. If one or more provisions of this Agreement are declared to be invalid, non-binding or unenforceable, the remaining provisions of this Agreement shall remain in full force and shall be interpreted as closely as possible to the original language of such invalid, non-binding or unenforceable provisions.

10.5    Costs and expenses. Costs, expenses and taxes incurred to the Capital Contributors, the Founding Shareholder, the Target Group and other

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
parties for the Capital Increase shall be borne by each of them respectively.

10.6    Title. The headings and titles in this Agreement are provided for convenience only and shall not affect the meaning and interpretation of any terms of this Agreement.

10.7    Notice. All the notices or other communication under this Agreement shall be in writing and delivered to the address, telephone number, or e-mail below of the following Parties, or the address, telephone number, or e-mail with prior written notice seven (7) days in advance to relevant Parties.

The Founding Shareholder: PIXELWORKS SEMICONDUCTOR TECHNOLOGY COMPANY, LLC
Address: 16760 SW Upper Boones Ferry Road, Suite 101, Portland, Oregon,97229, USA.
Contact person: [*]
E-mail: [*]

Target Company: Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
Address: 17 Floor No.1 Sandhill Plaza 2290 Zuchongzhi Road, Pudong New District, Shanghai, China
Contact person: [*]
Telephone: [*]
E-mail: [*]

Capital Contributor I：Beijing E-town Changhou Display Chip Venture Capital Center (Limited Partnership)
Address: Room D1205 of CATIC Plaza, Beijing BDA Ronghua Road No.15
Contact person: [*]
Telephone: [*]
E-mail: [*]

Capital Contributor II：Yangzhou Qizheng Equity Investment Partnership (Limited Partnership)
Address: Room 2407, Building A, Greenland Center, Jinye Road, Yanta District, Xi’an, Shaanxi
Contact person: [*]
Telephone: [*]
E-mail: [*]

Capital Contributor III：Jing Xin Ying (Shanghai) Management Consulting Partnership (Limited Partnership)
Address: Building C, No. 888, Huanhu West 2nd Road, Lin-gang Special Area of China (Shanghai) Pilot Free Trade Zone
Contact person: [*]
E-mail: [*]

10.8    Entire Agreement. This Agreement is the ultimate expression of the agreement of all the Parties and is the complete and exclusive representation of the agreement and understanding of the contemplated transaction of all the Parties in this Agreement. This Agreement supersedes any prior negotiation, agreement and understanding (whether written or oral) regarding the Capital Increase among the Parties. In the event that the provisions concerning the Capital Increase in the

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
Transaction Documents submitted to the registration authorities in the process of the Capital Increase (including but not limited to all types of application documents with respect to the Capital Increase such as the Articles of amendment of the Target Company and the ’resolution of the shareholders’ meeting of the Target Company, whether such documents have been attached to this Agreement) are different from the provisions of this Agreement, each Party acknowledges to follow the provisions of this Agreement.

10.9    Counterpart. This Agreement is made in 【18】 copies. and Each Party of Capital Contributors and Existing Shareholders holds 1 copy and the Target Group holds the remaining copies. This Agreement shall be made in both Chinese and English. In the case of any discrepancy between the versions of these two languages, the Chinese version shall prevail.

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Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
Appendix Name list of Core Staffs

[*]